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                                 EXHIBIT 8.2
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                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                              ONE NEW YORK PLAZA
                       NEW YORK, NEW YORK 10004 - 1880
                                 212-859-8000
                               FAX 212-859-4000

August 11, 1995



The Hillhaven Corporation
1148 Broadway Plaza
Tacoma, Washington 98402

Ladies and Gentlemen:

        We are acting as special counsel to The Hillhaven Corporation, a Nevada corporation ("Hillhaven"), in connection with the merger (the "Merger") of Hillhaven with and into Vencor, Inc. ("Vencor") pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of April 23, 1995 and as amended and restated as of July 31, 1995, between Hillhaven and Vencor (the "Merger Agreement").

        Vencor has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock, par value $0.25 per share, each with .667 of an associated participating perferred stock purchase right, of Vencor to be issued to holders of shares of common stock, par value $0.75 per share, of Hillhaven ("Hillhaven Common Stock") in connection with the Merger. In addition, Vencor and Hillhaven have prepared, and we have reviewed, a Joint Proxy Statement/Prospectus dated August 11, 1995, which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"), and the Appendices thereto including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate, including the representations of Hillhaven and Vencor and certain stockholders of Hillhaven which we have assumed will be true and complete as of the Effective Time.

        Based upon and subject to the foregoing, we hereby confirm that the portions of the section of the Joint Proxy Statement/Prospectus captioned "Certain
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                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


The Hillhaven Corporation            -2-                         August 11, 1995

Federal Income Tax Consequences of the Merger" (the "Tax Section") which refer to Fried, Frank, Harris, Shriver & Jacobson reflect our opinion that the Merger will constitute a reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, subject to the qualifications and limitations set forth therein. No opinion is expressed on any matters other than those specifically referred to herein.

         The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

         The opinion expressed herein is solely for your benefit and the benefit of holders of outstanding Hillhaven Common Stock referred to in the Joint/Proxy Statement Prospectus and may not be relied upon in any manner or for any purpose by any other person.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Tax Section and the section of the Joint Proxy Statement/Prospectus captioned "The Merger-Conditions."

                                  Very truly yours,

                                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                  By: /s/ Richard O. Loengard
                                      ------------------------------------
                                           Richard O. Loengard, Jr., P.C.